Form 8-K                                                                                                                                                                                                                                                                                     Page 5 of 5

Exhibit 16.1

February 28, 2008

U.S Securities and Exchange Commission
Office of the Chief Accountant
450 Fifth Street NW
Washington, DC  20549

RE:           PNM Resources, Inc.
 File No. 001-32462

Dear Sir or Madam:

We have read Item 4.01 of Form 8-K of PNM Resources, Inc. relating to the PNM Resources, Inc. Employee Stock Purchase Plan and the PNM Resources, Inc. Retirement Savings Plan dated February 28, 2008 and agree with the statements concerning our Firm contained therein.

Very truly yours,

/s/ Deloitte & Touche LLP

Copies to:
Mr. Thomas G. Sategna
Vice President and Corporate Controller
PNM Resources, Inc.

Ms. Alice Cobb
Committee Chairperson
Benefits Governance Committee
PNM Resources, Inc.

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